Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 No. 333-148373, pertaining to the Guaranty Financial Group 2007 Stock Incentive Plan of our reports dated February 29, 2008, with respect to the consolidated financial statements of Guaranty Financial Group Inc. and the effectiveness of internal control over financial reporting of Guaranty Financial Group Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ ERNST & YOUNG LLP

Austin, Texas
February 29, 2008